Exhibit 28 (d)(v)

AMENDMENT No. 1 TO THE
AMENDED AND RESTATED INVESTMENT SUB-ADVISORY AGREEMENT

     THIS AMENDMENT to the Investment Sub-Advisory Agreement is effective as of December 31, 2009 by and among SA FUNDS - INVESTMENT TRUST (the "Trust"), LWI FINANCIAL INC. (the "Adviser"), and DIMENSIONAL FUND ADVISORS LP, a Delaware limited partnership and registered investment adviser (the "Sub-Adviser").

     WHEREAS, the Trust, the Adviser, and the Sub-Adviser have entered into that certain Investment Sub-Advisory Agreement, executed as of January 23, 2009 (the "Agreement"); and

     WHEREAS, the parties to the Agreement desire to amend the Agreement to reflect revised sub-advisory fees to be paid to the Sub-Adviser;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1.	Pursuant to Section 14 of the Agreement, Schedule A of the Agreement is hereby amended and restated in its entirety with the Schedule A attached hereto, and the funds set forth in Schedule A hereto shall each be a ''Fund," or collectively the "Funds," for the purposes of the Agreement.

2.	Except as set forth herein, all provisions of the Agreement shall remain in full force and effect.

3.	This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same Amendment.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

SA FUNDS - INVESTMENT TRUST

By:	/s/ Alexander B. Potts
Name: Alexander B. Potts
Title: President and CEO

LWI FINANCIAL INC.

By:	/s/ Alexander B. Potts
Name: Alexander B. Potts
Title: President and CEO

DIMENSIONAL FUND ADVISORS LP

By:	Dimensional Holdings Inc.,
its General Partner

By:	/s/ Jeff J. Jeon
Name: Jeff J. Jeon
Title: Vice President

SCHEDULE A

Fund	Effective Date of	Fee
the Agreement
(for all Funds)

SA Global Fixed Income Fund	January 23, 2009	5 basis points annually
SA U.S. Market Fund		4.62 basis points annually*
SA U.S. Value Fund		10 basis points annually
SA U.S. Small Company Fund		35 basis points annually
SA International Value Fund		20 basis points annually
SA International Small Company Fund		0 basis points annually
SA U.S. Fixed Income Fund		10 basis points annually
SA Emerging Markets Value Fund		50 basis points annually
SA Real Estate Securities Fund		15 basis points annually

* Sub-Adviser shall not receive any sub-advisory fee for its sub-advisory services to the SA U.S. Market Fund with respect to any assets of the SA U.S. Market Fund invested in the U.S. Micro Cap Portfolio of DFA Investment Dimensions Group Inc.